Exhibit 99.1

NOVEMBER 3, 2004

PRESS RELEASE

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2004 RESULTS

•                  Company Reports Record Sales and Cash Flow

•                  Strong Sales Growth and Performance Improvements Continuing

CHICAGO, Illinois, USA, November 3, 2004—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the third quarter ended September 30, 2004.

THIRD QUARTER REVIEW

Third Quarter Net Earnings Improved by $10 Million Over Prior Year

Net income for the third quarter 2004 was strong at $7.7 million, or $0.16 per share, compared to a third quarter 2003 net loss of $2.2 million, or $0.05 per share.  Third quarter 2003 results were impacted by pre-tax charges of $2.5 million, or $0.03 per share, related to restructuring costs.

Strong Growth in U.S. Drives Record Third Quarter Sales

Net sales for the third quarter increased 27 percent to $324.7 million, compared to sales of $255.4 million for the same period last year.   Excluding the impact of currency translation rate changes, sales increased by 21 percent over the prior year period.  On a comparable basis, excluding the impact of currencies, sales increased 35 percent in the Americas while sales in Europe and Asia-Pacific increased 13 percent and 3 percent, respectively.

By segment, on a comparable basis, Propel, Controls and Work Function sales all increased, by 29 percent, 19 percent and 12 percent, respectively.

David Anderson, President and Chief Executive Officer, stated, “We continued our record performance, again led by the strong U.S market.  Europe also continued to strengthen, with sales increasing 13 percent in the quarter, compared to the year over year increase of 9 percent we reported last quarter.  In contrast, sales were basically level in the Asia-Pacific region, after year over year increases of 39 percent and 12 percent for the first and second quarters of 2004,

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

respectively.  This slowing in our Asia-Pacific sales growth is resulting from the Chinese government restricting economic growth.”

Restructuring Activities Continue

During the third quarter the Company continued the restructuring of its European sales and distribution operations, which will eliminate inventories and the majority of warehousing and administrative activities in the local sales entities.  In addition, plans were announced to consolidate all non-manufacturing functions of our U.S. Valve business into a single competence center at the Company’s Easley, South Carolina, facility.

Anderson commented, “In total, these actions have resulted in pre-tax costs of $2.0 million, or $0.03 per share for the quarter.  This is part of our ongoing commitment to reduce costs and improve future earnings.”

Orders and Backlog Show Strong Gains Which Point to Continued Growth Orders received for the third quarter 2004 were $322.5 million, up 31 percent from the same period last year.  Excluding currency translation rate changes, orders increased a strong 25 percent.

Total backlog at the end of the third quarter 2004 was $414.1 million, up 17 percent from the third quarter of 2003 or 13 percent excluding currency impact.

NINE MONTH REVIEW

Sales Increase 23 Percent, Earnings Double Over Prior Year

Net sales for the nine months ended September 30, 2004, were $1,064.9 million, an increase of 23 percent over sales of $864.3 million for the first nine months of 2003.  On a comparable basis, excluding the impact of currency fluctuations, net sales were up 16 percent over last year.

Net income for the first nine months of 2004 was $40.4 million, or $0.85 per share, an increase of 110 percent compared to net income for the same period last year of $19.2 million, or $0.40 per share.

Record Cash Flow Continues, Company Increases Dividend

Cash flow from operations for the first nine months of 2004 was a record $115.3 million, an increase of 41 percent compared with $82.0 million generated in the same period last year.  Capital expenditures for the nine-month period were $46.9 million, which included $9.5 million invested in building the Company’s new business system platform. Capital expenditures were $36.0 million for the comparable period in 2003.  The Company’s debt to total capital ratio, or leverage ratio, dropped to 39 percent at the end of the third quarter 2004, an improvement from 41 percent at the end of the second quarter 2004.

“Cash flow from operations continues on its record pace, generating nearly $50.0 million for the second quarter in a row,” stated David Anderson.  “This strong cash flow and declining debt levels, together with our confidence in future earnings, allowed us to increase our quarterly dividend to $0.10 per share, which was paid in October.  This is a 43 percent increase over the quarterly dividend of $0.07 per share which we have paid consistently since going public in 1998.”

OUTLOOK

Strong Sales Growth and Performance Improvements

 “Our sales continue to outgrow our markets, particularly in North America,” continued Anderson.  “Consistent with our strategy, we continue to incur costs and make investments to be highly responsive to our customers’ surging demands through the current economic upturn with a focus toward growing market share.  At the same time, we will complete the restructuring of our European sales and distribution organization.   The resulting closing and severance costs will be absorbed in the fourth quarter.  In addition, we are placing heavy emphasis on complying with the Sarbanes-Oxley requirements driving a peak demand for external resources in the fourth quarter.  In total, these costs will have an effect of $0.06 to $0.08 per share for the coming quarter.”  Anderson concluded, “We expect our ongoing operating results for the fourth quarter to be at break-even, a significant improvement in contrast to the fourth quarter results of the last three years.  Therefore, our expectation for our full year earnings is in the range of $0.75 to $0.80 per share, at the upper end of our previously stated expectation of $0.70 to $0.80 per share.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,500 employees worldwide and revenue of more than $1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the U.S. economy generally, and the agriculture, construction, road building, turf care and specialty vehicle markets specifically, has been improving over the past several months making it difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. has been improving, it remains unstable.  The economic situation in the rest of the world has not necessarily followed the trend in the U.S.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.    Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its OEM customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; business relationships with significant customers and suppliers; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing;

cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials and product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting domestic and foreign operation, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:
Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Net sales	324,729	255,370	1,064,900	864,257
Cost of sales	246,918	203,406	793,225	663,324
Gross profit	77,811	51,964	271,675	200,933
Selling	20,757	20,181	63,326	58,304
Research and development	11,814	10,702	37,934	32,035
Administrative	24,720	20,309	79,380	57,906
Total operating expenses	57,291	51,192	180,640	148,245
Income from operations	20,520	772	91,035	52,688
Other income (expense):
Interest expense, net	(4,191)	(4,025)	(13,057)	(12,554)
Minority interest and earnings of Affiliates, net	(4,103)	(2,448)	(17,416)	(11,898)
Other, net	(551)	862	(105)	(1,579)
Income before income taxes	11,675	(4,839)	60,457	26,657
Income taxes	(3,931)	2,610	(20,083)	(7,459)
Net income	7,744	(2,229)	40,374	19,198
Net income per share:
Basic net income per common share	0.16	(0.05)	0.85	0.40
Diluted net income per common share	0.16	(0.05)	0.85	0.40
Weighted average shares outstanding
Basic	47,412	47,405	47,408	47,400
Diluted	47,479	47,683	47,455	47,595
Cash dividends per common share	0.07	0.07	0.21	0.21

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Net sales
Propel	145,053	107,897	498,432	391,600
Work Function	99,943	83,865	313,835	262,995
Controls	79,733	63,608	252,633	209,662
Total	324,729	255,370	1,064,900	864,257
Segment Income (Loss)
Propel	19,787	4,803	76,402	41,633
Work Function	5,119	453	21,488	15,484
Controls	6,727	1,873	23,328	14,433
Global Services and Other Expenses, net	(11,664)	(5,495)	(30,288)	(20,441)
Total	19,969	1,634	90,930	51,109

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
(Dollars in thousands)	September 30, 2004	September 30, 2003
Cash flows from operating activities:
Net income	40,374	19,198
Depreciation and amortization	60,626	61,313
Minority interest in income of consolidated companies and earnings in affiliates, net	17,416	11,898
Net change in receivables, inventories, and payables	(44,088)	(20,813)
Other, net	40,930	10,394
Net cash provided by operating activities	115,258	81,990
Cash flows from investing activities:
Purchases of property, plant and equipment	(46,915)	(36,012)
Payments for acquisitions, net of cash acquired	(4,156)	(5,824)
Proceeds from sales of property, plant and equipment	636	301
Net cash used in investing activities	(50,435)	(41,535)
Cash flows from financing activities:
Net repayments on notes payable and bank overdrafts	(27,285)	(29,428)
Net borrowings (repayments) of long-term debt	(18,827)	28,314
Cash dividends	(9,962)	(9,960)
Distribution to minority interest partners	(9,960)	(12,882)
Net cash used in financing activities	(66,034)	(23,956)
Effect of exchange rate changes	985	1,650
Net increase (decrease) in cash and cash equivalents	(226)	18,149
Cash and cash equivalents at beginning of year	15,086	12,397
Cash and cash equivalents at end of period	14,860	30,546

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in thousands)	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	14,860	15,086
Accounts receivable, net	233,597	186,293
Inventories	202,960	198,870
Other current assets	41,247	34,637
Total current assets	492,664	434,886
Property, plant and equipment, net	436,291	452,913
Other assets	204,799	213,955
Total assets	1,133,754	1,101,754

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	38,455	65,453
Long-term debt due within one year	189,305	159,590
Accounts payable	102,752	93,793
Other accrued liabilities	111,883	81,962
Total current liabilities	442,395	400,798
Long-term debt	78,529	130,408
Long-term pension liability	41,500	41,937
Deferred income taxes	57,198	56,126
Other liabilities	44,140	42,918
Minority interest in net assets of consolidated companies	40,160	32,353
Stockholders’ equity	429,832	397,214
Total liabilities and stockholders’ equity	1,133,754	1,101,754

Number of employees at end of period	7,998	7,409